Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
Jacobs Solutions Inc.
Jacobs Engineering Group Inc.
(Exact Name of Registrants as Specified in their Charters)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to Be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Senior Debt Securities of Jacobs Solutions Inc.	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Debt	Subordinated Debt Securities of Jacobs Solutions Inc.	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Guarantees of Jacobs Solutions Inc.(3)	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Equity	Preferred Stock, par value $1.00 per share, of Jacobs Solutions Inc.	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Equity	Depositary Shares of Jacobs Solutions Inc.(4)	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Equity	Common Stock, par value $1.00 per share, of Jacobs Solutions Inc.	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Debt	Senior Debt Securities of Jacobs Engineering Group Inc.	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Debt	Subordinated Debt Securities of Jacobs Engineering Group Inc.	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Guarantees of Jacobs Engineering Group Inc. (3)	Rules 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)
An indeterminate aggregate initial offering price or number of securities are being registered
and
may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.

(2)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrants are deferring payment of all of the registration fees. The registrants will pay
“pay-as-you-go
registration fees” in accordance with Rule 456(b).

(3)
The Registrants listed in the table above may fully and unconditionally guarantee any series of debt securities registered hereunder. Pursuant to Rule 457(n) under the Securities Act, no separate registration fee will be paid in respect of any such guarantees. The guarantees will not be traded separately.

(4)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.